Exhibit 10.14
MP MATERIALS CORP.
2021 DIRECTOR DEFERRED COMPENSATION PLAN
1. Purpose. The purpose of the MP Materials Corp. 2021 Director Deferred Compensation Plan is to provide eligible members of the Board of Directors of MP Materials Corp., a Delaware corporation (the “Corporation”), with the opportunity to elect to defer all or a portion of the cash retainer fees otherwise payable to them by the Corporation into deferred stock units. This Plan is effective for compensation earned during calendar years beginning on or after January 1, 2021.
2. Definitions. For purposes of the Plan:
(a)“Account” shall mean the separate account maintained on the books of the Corporation for each Participant pursuant to Section 5.
(b) “Board” shall mean the Board of Directors of the Corporation.
(c) “Committee” shall mean the Compensation Committee of the Board, or a subcommittee thereof, or such other committee designated by the Board to administer the Plan.
(d)“Common Stock” shall mean the common stock, par value $0.0001 per share, of the Company, and all rights appurtenant thereto.
(e)“Deferred Stock Units” shall mean deferred stock units credited to a Participant’s Account pursuant to elections by the Participant under Section 5.
(f)“Director” shall mean any member of the Board who is not an employee of the Corporation or any of its subsidiaries or affiliated with the Company’s sponsors.
(g)“Effective Date” shall mean December 31, 2020.
(h)“Fair Market Value” means as of any date the closing transaction price of the Common Stock as reported on The New York Stock Exchange for that date or, if no closing transaction price is reported for that date, the closing transaction price on the next preceding date for which a closing transaction price is reported, unless otherwise determined by the Committee.
(i)“Participant” shall mean a Director who makes a deferral election under Section 5 of the Plan.
(j)“Plan” shall mean the MP Materials Corp. 2021 Director Deferred Compensation Plan, as set forth herein and as amended from time to time.
(k)“Section 409A” shall mean Section 409A of the Internal Revenue Code of 1986, as amended.
(l)“Separation from Service” shall mean a “separation from service” from the Corporation, within the meaning of Section 409A and the regulations promulgated thereunder.
(m)“Stock Plan” shall mean the MP Materials Corp. 2020 Stock Incentive Plan, as amended from time to time, or any successor equity plan adopted by the Corporation.
3. Administration. The Plan shall be administered by the Committee. The Committee shall, subject to the terms of this Plan, interpret this Plan and the application thereof and establish, amend and revoke rules and regulations as it deems necessary or desirable for the administration of the Plan. All such interpretations, rules, regulations and conditions shall be final, binding and conclusive upon the Participants and all other persons having or claiming any right or interest in the Plan or the Deferred Stock Units.
A majority of the Committee shall constitute a quorum. The Committee shall take action either by (i) a majority of the members of the Committee present at any meeting at which a quorum is present or (ii) written approval by all of the members of the Committee without a meeting. The Committee may authorize any one or more of its members or any officer of the Corporation to execute and deliver documents on behalf of the Committee.

No member of the Board or Committee, and no officer of the Corporation to whom the Committee delegates any of its power and authority hereunder, shall be liable for any act, omission, interpretation, construction or determination made in connection with this Plan in good faith, and the members of the Board and the Committee and such officers shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including attorneys’ fees) arising therefrom to the full extent permitted by law (except as otherwise may be provided in the Corporation’s Certificate of Incorporation and/or By-laws) and under any directors’ and officers’ liability insurance that may be in effect from time to time.
4. Eligibility. Each Director shall be eligible to participate in the Plan and to make the election provided under Section 5.
5. Deferral of Cash Retainer.
(a)Annual Elections. Prior to the first day of each calendar year beginning on or after January 1, 2021, each Director may elect to defer payment of all or a portion of the Director’s cash retainer fees to be earned in such calendar year that will be credited to the Participant’s Account. Any election made under this Section shall become irrevocable as of December 31 of the year prior to the year in which the services relating to the cash retainer fee are performed.
(b)Initial Participant Elections. An individual who becomes a Director for the first time after a calendar year has commenced may make a deferral election, not later than the 30th day following the date the individual becomes a Director, with respect to all or a portion of the Director’s annual cash retainer that is earned after the date of such election that will credited to the Participant’s Account.
(c)Effect of Elections. Any election made pursuant to this Section shall remain in effect for future calendar years unless and until the Participant makes a new election in accordance with Section 5(a). In order to change the amount of a deferral for any subsequent calendar year (or to cease deferrals), a Participant must make a new election prior to the calendar year for which the new election is to be effective.
6. Account.
(a)Cash Retainers. The crediting of Deferred Stock Units to the Participant’s Account with respect to the deferral of cash retainer fees pursuant to Section 5 shall be made as of the dates the fees earned by the Participant during the applicable calendar year would otherwise have been payable to the Participant. The number of Deferred Stock Units to be credited shall be equal to the result of dividing the amount deferred as of each such date by the Fair Market Value of one share of Common Stock on such date.
(b)Cash Dividends. Whenever any cash dividends are declared on the Common Stock, the Corporation will credit the Account of each Participant on the date such dividend is paid with a number of additional Deferred Stock Units equal to the result of dividing (i) the product of (x) the total number of Deferred Stock Units credited to the Participant’s Account on the record date for such dividend and (y) the per share amount of such dividend by (ii) the Fair Market Value of one share of Common Stock on the date such dividend is paid by the Corporation to the holders of Common Stock.
(c)Capitalization Adjustments. In the event of (i) any change in the Common Stock through a merger, consolidation, reorganization, recapitalization or otherwise, (ii) a stock dividend, or (iii) a stock split, combination or other changes the Common Stock, all as described in Section 5.7 of the Stock Plan, the Deferred Stock Units credited to the Account of each Participant shall be increased or decreased proportionately in accordance with Section 5.7 of the Stock Plan.
7. Payment of Account.
(a)General. Payment of the Participant’s Account shall be paid to the Participant (or, in the event of the Participant’s death, to the Participant’s beneficiary, as provided in Section 8) in shares of Common Stock equal to the number of Deferred Stock Units credited to the Participant’s Account (provided that any fractional Deferred Stock Units shall be paid in cash based on the Fair Market Value of one share of Common Stock on the payment date), as provided below. Deferred Stock Units issued and settled under this Plan shall be granted under the Stock Plan and shall be considered “Other Stock Awards” granted pursuant to Section 3.4 of the Stock Plan.

(b)Timing of Payment. Amounts credited to the Participant’s Account with respect to a deferral year shall be paid within 30 days following the earlier to occur of: (i) June 15th occurring following the close of the fifth calendar year following the close of the calendar year in which the cash retainers are earned (i.e., if the fees represent retainers earned during calendar year 2021, the amounts credited will be paid within 30 days following June 15, 2027); (ii) a “change in control event” within the meaning of Section 409A of the Code; and (iii) the date of the Holder’s separation from service (including as a result of death).
8. Beneficiary Designation. Each Participant shall have the right, at any time, to designate any person or persons as his beneficiary or beneficiaries to whom payment under the Plan shall be paid in the event of his or her death. Any beneficiary designation may be made or changed by a Participant by a written instrument, in such form prescribed by the Committee, which is filed with the Corporation prior to the Participant’s death. If a Participant fails to designate a beneficiary, or if all designated beneficiaries predecease the Participant, the Account shall be paid to the Participant’s estate.
9. Amendment and Termination. The Board may amend or terminate the Plan at any time in whole or in part; provided, however, that no amendment or termination shall reduce the Deferred Stock Units credited to a Participant’s Account or adversely affect the rights of a Participant to such Deferred Stock Units, without the consent of the Participant (or the Participant’s beneficiary in the event of the Participant’s death). Notwithstanding the foregoing, the Plan may be amended at any time, without the consent of any Participant (or beneficiary) if necessary or desirable to comply with the requirements, or avoid the application, of Section 409A.
10. General Provisions.
(a)Unfunded Plan. The Corporation’s obligation to make payment under the Plan shall be contractual only and all payments hereunder shall be made by the Corporation from its general assets at the time and in the manner provided for in the Plan. No funds, securities or other property of any nature shall be segregated or earmarked for any current or former Participant, beneficiary or other person, and his or her sole right is as a general creditor of the Corporation with an unsecured claim against its general assets.
(b)Non-Alienation of Benefits. Neither a Participant nor any other person shall have any rights to sell, assign, transfer, pledge, anticipate, or otherwise encumber the amounts, if any, payable under the Plan to the Participant or any other person. Any attempted sale, assignment, transfer or pledge shall be null and void and without any legal effect. No part of the amounts payable under the Plan shall be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.
(c)Section 409A. Notwithstanding any provision of the Plan to the contrary, the Plan will be construed, administered or deemed amended as necessary to comply with the requirements of Section 409A to avoid taxation under Section 409A to the extent Section 409A applies to the Plan. Each payment and benefit hereunder shall constitute a “separately identified” amount within the meaning of Treasury Regulation §1.409-2(b)(2). The Committee, in its sole discretion shall determine the requirements of Section 409A that are applicable to the Plan and shall interpret the terms of the Plan in a manner consistent therewith. Under no circumstances, however, shall the Corporation or any affiliate or any of its or their employees, officers, directors, service providers or agents have any liability to any person for any taxes, penalties or interest due on amounts paid or payable under the Plan, including any taxes, penalties or interest imposed under Section 409A.
(d)No Stockholder Rights. Neither the Participant nor any other person shall have any rights as a stockholder of the Corporation with respect to the Deferred Stock Units credited to the Participant’s Account until the shares of Common Stock are issued to the Participant (or the beneficiary of the Participant).
(e)Severability. If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be enforced as if the invalid provisions had never been set forth therein.
(f)Successors in Interest. The obligation of the Corporation under the Plan shall be binding upon any successor or successors of the Corporation, whether by merger, consolidation, sale of assets or otherwise, and for this purpose reference herein to the Corporation shall be deemed to include any such successor or successors.

(g)Governing Law; Interpretation. The Plan shall be construed and enforced in accordance with, and governed by, the laws of the State of Delaware, without giving effect to principles of conflict of laws.